Roper Technologies announces first quarter financial results
Increases full year DEPS guidance and expands share repurchase program

Sarasota, Florida, April 23, 2026 ... Roper Technologies, Inc. (Nasdaq: ROP) reported financial results for the first quarter ended March 31, 2026.

First quarter 2026 highlights

•Revenue increased 11% to $2.10 billion; organic revenue was +6% and acquisition contribution was +5%
•GAAP net earnings increased 54% to $509 million; adjusted net earnings increased 4% to $539 million
•Adjusted EBITDA increased 8% to $797 million
•Operating cash flow increased 12% to $592 million; free cash flow increased 11% to $562 million
•Repurchased 4.3 million shares for $1.5 billion in Q1 (program to date: 6.0 million shares for $2.2 billion)
•GAAP DEPS increased 59% to $4.87; adjusted DEPS increased 8% to $5.16

"First quarter results were strong across the board, with 6% organic revenue growth, 11% total revenue growth, and 11% free cash flow growth," said Neil Hunn, Roper Technologies' President and CEO. "On capital deployment, we have repurchased six million shares over the past six months, representing almost 6% of shares outstanding. Also, our Board has authorized an additional $3 billion of share repurchases, bringing remaining capacity to $3.8 billion."

"During the quarter, our businesses continued shipping AI products, fueled by Roper's expanded AI capacity and accelerated speed of execution. Early market response validates what we have long believed: vertical market leaders with proprietary data and deep workflow density are best positioned to deliver AI solutions that customers actually value and utilize."

"We are raising our full year DEPS outlook on the strength of Q1, share repurchases to date, and resilient demand for our businesses' mission-critical solutions. With more than $5 billion of deployable capacity against attractive acquisitions and opportunistic buybacks, Roper is well positioned to compound long-term free cash flow per share for our shareholders," concluded Mr. Hunn.

Increasing 2026 guidance

Roper now expects full year 2026 adjusted DEPS of $21.80 - $22.05, compared to previous guidance of $21.30 - $21.55.

For the second quarter of 2026, the Company expects adjusted DEPS of $5.25 - $5.30.

The Company’s guidance excludes the impact of unannounced future acquisitions or divestitures, as well as potential share repurchases.

Conference call to be held at 8:00 AM (ET) today

A conference call to discuss these results has been scheduled for 8:00 AM ET on Thursday, April 23, 2026. The call can be accessed via webcast or by dialing +1 800-836-8184 (US/Canada) or +1 646-357-8785, using conference call ID 23216. Webcast information and conference call materials will be made available in the Investors section of Roper’s website (www.ropertech.com) prior to the start of the call. The webcast can also be accessed directly by using the following URL https://event.webcast. Telephonic replays will be available for up to two weeks and can be accessed by dialing +1 646-517-4150 with access code 23216 #.

Use of non-GAAP financial information

The Company supplements its consolidated financial statements presented on a GAAP basis with certain non-GAAP financial information to provide investors with greater insight, increase transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial schedules or tables. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures prepared in accordance with GAAP, and the financial results prepared in accordance with GAAP and reconciliations from these results should be carefully evaluated.

Minority interest

Following the sale of a majority stake in its industrial businesses to CD&R, Roper holds a minority interest in Indicor. The fair value of Roper’s equity investment in Indicor is updated on a quarterly basis and reported as "equity investment (gain) loss, net." Roper makes non-GAAP adjustments for the impacts associated with this investment.

Table 1: Revenue and adjusted EBITDA reconciliation ($M)
	Q1 2025	Q1 2026		V %
GAAP revenue	$1,883	$2,095		11%

Components of revenue growth
Organic				6%
Acquisitions				5%
Foreign exchange				1%
Total revenue growth				11%

Adjusted EBITDA reconciliation
GAAP net earnings	$331	$509
Taxes	87	126
Interest expense	63	99
Depreciation	9	10
Amortization	204	220
EBITDA	$694	$965		39%

Transaction-related expenses for completed acquisitions	1	—
Financial impacts associated with minority investments	44	(167)	A
Adjusted EBITDA	$740	$797		8%
Adjusted EBITDA margin	39.3%	38.1%		(120 bps)

Table 2: Adjusted net earnings reconciliation ($M)
	Q1 2025	Q1 2026		V %
GAAP net earnings	$331	$509		54%
Transaction-related expenses for completed acquisitions	1	—
Financial impacts associated with minority investments	32	(134)	A
Amortization of acquisition-related intangible assets	154	164	B
Adjusted net earnings C	$517	$539		4%

Table 3: Adjusted DEPS reconciliation
	Q1 2025	Q1 2026		V %
GAAP DEPS	$3.06	$4.87		59%
Transaction-related expenses for completed acquisitions	0.01	—
Financial impacts associated with minority investments	0.29	(1.28)	A
Amortization of acquisition-related intangible assets	1.42	1.57	B
Adjusted DEPS C	$4.78	$5.16		8%

Table 4: Cash flow reconciliation ($M)
	Q1 2025	Q1 2026	V %
Operating cash flow	$529	$592	12%
Capital expenditures	(10)	(14)
Capitalized software expenditures	(12)	(15)
Free cash flow	$507	$562	11%

Table 5: Forecasted adjusted DEPS reconciliation
	Q2 2026		FY 2026
	Low end	High end	Low end	High end
GAAP DEPS D	$3.64	$3.69	$16.67	$16.92
YTD financial impacts associated with the minority investment in Indicor A	TBD	TBD	(1.28)	(1.28)
Amortization of acquisition-related intangible assets B	1.61	1.61	6.41	6.41
Adjusted DEPS C	$5.25	$5.30	$21.80	$22.05

Footnotes:

A.	Adjustments related to the financial impacts associated with the minority investment in Indicor as shown below ($M, except per share data). Forecasted results do not include any potential impacts associated with our minority investment in Indicor, as these potential impacts cannot be reasonably predicted. These impacts will be excluded from all non-GAAP results in future periods.

		Q1 2026A	Q2 2026E	FY 2026E	YTD 2026A
	Pretax	$(167)	TBD	TBD	$(167)
	After-tax	$(134)	TBD	TBD	$(134)
	Per share	$(1.28)	TBD	TBD	$(1.28)

B.	Actual results and forecast of estimated amortization of acquisition-related intangible assets as shown below ($M, except per share data).

		Q1 2026A	Q2 2026E	FY 2026E
	Pretax	$208	$209	$837
	After-tax	$164	$165	$661
	Per share	$1.57	$1.61	$6.41

C.	All actual and forecasted non-GAAP adjustments are taxed at 21% with the exception of the financial impacts associated with minority investments.

D.	Forecasted GAAP DEPS do not include any potential impacts associated with our minority investment in Indicor. These impacts will be excluded from all non-GAAP results in future periods.

Note: Numbers may not foot due to rounding.

About Roper Technologies

Roper Technologies is a constituent of the Nasdaq 100, S&P 500, and Fortune 1000. Roper has a proven, long-term track record of compounding cash flow and shareholder value. The Company operates market leading businesses that design and develop vertical software and technology enabled products for a variety of defensible niche markets. Roper utilizes a disciplined, analytical, and process-driven approach to redeploy its excess capital toward high-quality acquisitions. Additional information about Roper is available on the Company’s website at www.ropertech.com.

Contact information:
Investor Relations
941-556-2601
investor-relations@ropertech.com

The information provided in this press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements may include, among others, statements regarding operating results, the success of our internal operating plans, and the prospects for newly acquired businesses to be integrated and contribute to future growth, profit and cash flow expectations. Forward-looking statements may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "believes," "intends" and similar words and phrases. These statements reflect management's current beliefs and are not guarantees of future performance. They involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. Such risks and uncertainties include our ability to identify and complete acquisitions consistent with our business strategies, integrate acquisitions that have been completed, realize expected benefits and synergies from, and manage other risks associated with, acquired businesses, including obtaining any required regulatory approvals with respect thereto, and our ability to develop, deploy, and use artificial intelligence in our platforms and offerings. We also face other general risks, including our ability to realize cost savings from our operating initiatives, general economic conditions and the conditions of the specific markets in which we operate, including risks related to labor shortages and volatile interest rates, changes in foreign exchange rates, risks related to changing U.S. and foreign trade policies, including increased trade restrictions or tariffs, risks associated with our international operations, cybersecurity and data privacy risks, including litigation resulting therefrom, risks related to political instability, armed hostilities, incidents of terrorism, public health crises or natural disasters, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, including as a result of inflation and potential supply chain constraints, environmental compliance costs and liabilities, risks and cost associated with litigation, potential write-offs of our substantial intangible assets, and risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products. Important risks may be discussed in current and subsequent filings with the SEC. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

# # #

Roper Technologies, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(Amounts in millions)

	March 31, 2026	December 31, 2025
ASSETS:

Cash and cash equivalents	$382.9	$297.4
Accounts receivable, net	877.3	1,001.0
Inventories, net	144.5	141.7
Income taxes receivable	88.3	128.2
Unbilled receivables	142.7	124.0
Prepaid expenses and other current assets	276.4	235.8
Total current assets	1,912.1	1,928.1

Property, plant and equipment, net	158.2	156.9
Goodwill	21,347.7	21,341.2
Other intangible assets, net	9,559.0	9,764.2
Deferred taxes	70.8	73.3
Equity investment	963.6	796.3
Other assets	539.4	517.0
Total assets	$34,550.8	$34,577.0

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Accounts payable	$184.5	$150.3
Accrued compensation	226.7	293.0
Deferred revenue	1,792.5	1,906.8
Other accrued liabilities	619.0	642.3
Income taxes payable	39.3	28.0
Current portion of long-term debt, net	715.6	705.2
Total current liabilities	3,577.6	3,725.6

Long-term debt, net of current portion	9,748.4	8,595.8
Deferred taxes	1,915.1	1,883.1
Other liabilities	491.7	491.0
Total liabilities	15,732.8	14,695.5

Common stock, 350.0 shares authorized; 109.4 shares issued and 102.4 outstanding at March 31, 2026 and 109.3 shares issued and 106.6 outstanding at December 31, 2025	1.1	1.1
Additional paid-in capital	3,334.4	3,292.2
Retained earnings	17,620.2	17,205.7
Accumulated other comprehensive loss	(113.7)	(101.4)
Treasury stock, 7.0 shares at March 31, 2026 and 2.7 shares at December 31, 2025	(2,024.0)	(516.1)
Total stockholders’ equity	18,818.0	19,881.5
Total liabilities and stockholders’ equity	$34,550.8	$34,577.0

Roper Technologies, Inc.
Condensed Consolidated Statements of Earnings (unaudited)
(Amounts in millions, except per share data)

	Three months ended March 31,
	2026	2025
Net revenues	$2,095.3	$1,882.8
Cost of sales	641.5	589.1
Gross profit	1,453.8	1,293.7

Selling, general and administrative expenses	884.2	767.9
Income from operations	569.6	525.8

Interest expense, net	99.3	62.9
Equity investment (gain) loss, net	(167.3)	44.4
Other expense, net	2.6	0.5
Earnings before income taxes	635.0	418.0

Income taxes	126.1	86.9
Net earnings	$508.9	$331.1

Net earnings per share:
Basic	$4.88	$3.08
Diluted	$4.87	$3.06

Weighted average common shares outstanding:
Basic	104.3	107.4
Diluted	104.6	108.2

Roper Technologies, Inc.
Selected Segment Financial Data (unaudited)
(Amounts in millions; percentages of net revenues)

	Three months ended March 31,
	2026		2025
	Amount	%	Amount	%
Net revenues:
Application Software	$1,191.5		$1,068.2
Network Software	427.6		375.9
Technology Enabled Products	476.2		438.7
Total	$2,095.3		$1,882.8

Gross profit:
Application Software	$822.6	69.0%	$720.8	67.5%
Network Software	360.4	84.3%	315.6	84.0%
Technology Enabled Products	270.8	56.9%	257.3	58.7%
Total	$1,453.8	69.4%	$1,293.7	68.7%

Operating profit*:
Application Software	$319.2	26.8%	$276.8	25.9%
Network Software	173.8	40.6%	166.7	44.3%
Technology Enabled Products	154.4	32.4%	153.6	35.0%
Total	$647.4	30.9%	$597.1	31.7%

* Segment operating profit is before unallocated corporate general and administrative expenses and enterprise-wide stock-based compensation. These expenses were $77.8 and $71.3 for the three months ended March 31, 2026 and 2025, respectively.

Roper Technologies, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(Amounts in millions)
	Three months ended March 31,
	2026	2025
Cash flows from operating activities:
Net earnings	$508.9	$331.1
Adjustments to reconcile net earnings to cash flows from operating activities:
Depreciation and amortization of property, plant and equipment	10.0	9.1
Amortization of intangible assets	220.4	204.0
Amortization of deferred financing costs	3.2	2.8
Non-cash stock compensation	52.6	38.8
Equity investment (gain) loss, net	(167.3)	44.4
Income tax provision	126.1	86.9
Changes in operating assets and liabilities, net of acquired businesses:
Accounts receivable	122.4	74.4
Unbilled receivables	(19.1)	(7.6)
Inventories	(3.3)	(4.1)
Prepaid expenses and other current assets	(41.6)	(41.3)
Accounts payable	34.4	2.9
Other accrued liabilities	(94.9)	(107.4)
Deferred revenue	(117.1)	(70.6)
Cash income taxes paid	(34.2)	(29.1)
Other, net	(8.4)	(5.6)
Cash provided by operating activities	592.1	528.7

Cash flows from (used in) investing activities:
Acquisitions of businesses, net of cash acquired	(27.5)	(124.9)
Capital expenditures	(14.3)	(9.5)
Capitalized software expenditures	(15.4)	(12.4)
Other, net	1.1	—
Cash used in investing activities	(56.1)	(146.8)

Cash flows from (used in) financing activities:
Borrowings (payments) under revolving credit facility, net	1,150.0	(125.0)
Debt issuance costs	(3.9)	—
Cash dividends to stockholders	(97.4)	(88.6)
Repurchases of common stock	(1,500.1)	—
Proceeds from (tax withholding payments for) stock-based compensation, net	(10.9)	42.7
Treasury stock sales under employee stock purchase plan	7.4	7.2
Other, net	10.2	(44.1)
Cash used in financing activities	(444.7)	(207.8)

Effect of exchange rate changes on cash	(5.8)	10.5

Net increase in cash and cash equivalents	85.5	184.6

Cash and cash equivalents, beginning of period	297.4	188.2

Cash and cash equivalents, end of period	$382.9	$372.8